Exhibit 4.5
                                 FNB ROCHESTER CORP.

                              401(k) STOCK PURCHASE PLAN


          1.   Name and Purpose.

          The name of this plan is the FNB Rochester Corp. 401(k) Stock Purchase Plan (the "Plan"). The Plan is intended to provide an opportunity under the First National Bank of Rochester Retirement Plan (the "Retirement Plan") for Participants (as defined in the Retirement Plan), who have selected the FNB Stock Fund as a directed investment option under the Retirement Plan, to purchase from FNB Rochester Corp. (the "Company") shares of its Common Stock, par value $1.00 per share ("Common Stock"). All capitalized terms not defined in this Plan shall have the meanings given to them under the Retirement Plan.

          2.   Administration.

          The Plan shall be administered by a Committee (the "Committee") consisting of not less than three (3) members who shall be appointed by the Board of Directors of the Company. Each member of the Committee shall be either a director, an officer or an employee of the Company. Any action of the Committee with respect to administration of the Plan shall be taken by a majority vote or written consent of its members. The Committee shall be vested with full authority to make, administer and interpret such rules and regulations as it deems necessary to administer the Plan, and any determination, decision or action of the Committee with respect to the construction, interpretation, administration, or application of the Plan shall be final, conclusive and binding upon all Participants and any and all persons claiming under or through any Participant. The Company shall pay all expenses of the administration of the Plan.

          3.   Shares Subject to Plan.

          The maximum aggregate number of shares of Common Stock which can be purchased pursuant to the Plan (the "Shares") shall be 50,000, except as adjusted pursuant to Paragraph 14 hereof. The Shares may be Common Stock which is authorized but unissued, or Common Stock which has been issued and reacquired by the Company. The Company shall at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

          4.   Eligibility.

          Any Participant in the Retirement Plan shall be eligible to purchase Shares under the Plan through the Participant's Directed Investment Account under the Retirement Plan.

          5.   Term of the Plan.

          The Plan shall become effective when duly authorized by the Board of Directors of the Company. The Company expects to continue the Plan until such time as the Shares reserved for issuance under the Plan have been sold. However, the Plan may be terminated by either the Board of Directors or the Committee at any time, in their respective discretion, and shall terminate automatically, without such action whenever the maximum number of Shares which may be purchased pursuant to the Plan have been purchased.

          6.   Participation in the Plan.

          A. A Participant in the Retirement Plan may become a participant in the Plan (a "Plan Participant") either at the commencement date or at any time during the term of the Plan, by completing a Plan Participation Authorization on the form provided by the Company (an "Authorization Form") and filing it with the Human Resources Department prior to the applicable date provided below.

          B. (i) A Retirement Plan Participant who wishes to become a Plan Participant on the commencement date must file his or her Authorization Form prior to January 1, 1997 and it will become effective on that date.

               (ii) A Retirement Plan Participant who wishes to become a
                    Plan Participant at any time after January 1, 1997 must file his or her Authorization Form at least ten (10) business days prior to the date on which it is to become effective.

          C.   Participation in the Plan shall be voluntary.

          7.   Payroll Deductions, Company Contributions, Dividend
               Reinvestment.

          A. At the time he or she enrolls in the Plan, a Plan Participant shall elect to allocate some or all of the Plan Participant's Retirement Plan payroll deductions on each pay-day during the time he or she is a Plan Participant with the maximum allocation equal to not more than the total of such deductions under the Retirement Plan on such pay-day.

          B. All allocated payroll deductions made for a Plan Participant shall be credited to his or her account under the Plan. A Plan Participant may not make any separate cash payment into such account, except through reinvestment of funds held by the Retirement Plan for the benefit of the Participant.

          C. A Plan Participant may increase or reduce the amount of his or her payroll deduction allocated to the Plan by completing an amended Authorization Form and filing it with the Human Resources Department.

          D. Employer matching contributions credited to a Retirement Plan Participant will be credited to the Plan Participant's account under the Plan pro rata in accordance with the percentage that the Plan Participant's Retirement Plan payroll deductions are allocated to participation in the Plan. Employer matching contributions under the Retirement Plan shall be credited to the Participant's account under the Plan on the last payroll date of the period for which the matching contribution is made with respect to FNB Stock Fund investments. Shares purchased with employer matching contributions that are subject to vesting provisions under the Retirement Plan shall be subject to the vesting provisions under the Retirement Plan applicable to such contributions.

          E. A Plan Participant may invest money in another Retirement Plan Account by completing an Investment Change Form and filing it with the Human Resources Department (an
               "Investment Change").

          F. A Plan Participant may invest dividends received on Common Stock held pursuant to the Plan (a "Dividend Reinvestment") by making an appropriate election with the Trustee.

          G. A Plan Participant may discontinue his or her participation in the Plan at any time as provided in Paragraph 10.A.

          8.   Right to Subscribe; Purchase of Shares.

          A. Shares will be purchased under the Plan by the exercise of Subscription Rights granted hereunder. Each Participant for whom an Authorization Form is then in effect is hereby granted a subscription right to purchase on each payday (a "Purchase Date") up to as many Shares as the Participant can purchase with the amount in the Plan Participant's Company Account (as hereinafter defined).

          B. The purchase price for Shares purchased under the Plan shall be one hundred percent (100%) percent of the fair market value (as hereinafter defined) of Shares as of the close of business on the last day preceding the day they are purchased for which there is a price per share determinable under Paragraph 8.C. Shares purchased pursuant to payroll deduction contributions under the Retirement Plan will be deemed to be purchased the payday on which the payroll deductions are made. Shares purchased pursuant to contributions that are not related to payroll deductions shall be made as soon as practicable after the contribution is made.

          C. The fair market value of a Share on any day shall be: (i) if the Shares are traded in the over-the-counter market, the mean between the bid and asked prices of Shares in the over-the-counter market as reported on the National Association of Security Dealers Automatic Quotation System (NASDAQ);
               (ii) if the Shares are traded in the over-the-counter market and are designated as National Market System securities, the reported last sale price of Shares, or (iii) if the Shares are traded on one or more securities exchanges, the average of the closing prices on all such exchanges on such day; or, in the event that there are no such reports for such day, the fair market value shall be such price based on the last preceding day for which there is such a report.

          D. In no event shall the purchase price for Shares purchased hereunder be less than the par value thereof.

          9.   Employee accounts and Payroll Deductions.

          A. The Company or subsidiary, if applicable, shall maintain for each Participant a separate bookkeeping account (a "Company Account") to which shall be credited (i) all payroll deductions made for him or her which have been allocated to the Plan, (ii) all amounts delivered by the Trustee pursuant to an Investment Change, (iii) all amounts delivered by the Trustee pursuant to a Dividend Reinvestment, and (iv) the allocated amount of all Company Contributions to the Retirement Plan for the benefit of the Participant. The Company shall deduct from the Company Account all amounts used to purchase Shares hereunder.

          B. On each pay-day a payroll deduction in the amount specified in a Plan Participant's then effective Authorization Form shall be made and the amount thereof shall be credited to the Plan Participant's Company Account. Consistent with the Retirement Plan, after each dividend payment date on Common Stock, the Trustee shall deliver the amount of any dividends on Common Stock held in Participant Accounts (as hereinafter defined) to the Company to be credited to the respective Company Accounts of Participants who have made an appropriate election to have dividends reinvested. Consistent with the Retirement Plan, after receiving a Participant election for an Investment Change, the Trustee shall deliver the amount of any allocated funds in a Participant Account to the Company to be credited to the respective Company Account of a Participant who has made an appropriate election to have funds transferred for investment in Common Stock pursuant to the Plan.

          C. The Retirement Plan record keeper, Epic Advisors or a successor, will compute the aggregate amounts held in the Company Accounts on each Purchase Date as reported to it by the Company's Human Resources department and advise the Company of the aggregate number of whole Shares, determined in accordance with Paragraph 8.B., to be purchased by for all Participants. All amounts in the Company Accounts shall then be used to purchase from the Company the maximum number of whole Shares which can be purchased at the purchase price determined in accordance with Paragraph 8.B. hereof. The Company shall, as expeditiously as possible, cause such Shares to be issued to the nominee account of the Trustee, and the Trustee shall credit individual accounts maintained by it in the name of each Participant (the "Participant Accounts") with the respective number of Shares purchased by each of them. The Trustee shall deliver periodic statements to each Participant under the Retirement Plan showing the numbers of whole Shares delivered to and maintained in his or her Participant Account, and showing any fractional Share credited to the Participant in his or her Participant Account.

          D. Certificates for fractional shares will not be issued. Any fractional Shares held in Participant Accounts will be held by the Trustee, without payment of interest thereon, until further purchases on the next payroll date cause such fraction to become a whole number of Shares. Any money remaining in a Participant's Company Account by reason of his or her prior election not to purchase Shares on a Purchase Date shall be returned to the Trustee for disposition for the benefit of the Participant in accordance with the Retirement Plan within 30 days after the Purchase Date.

          E.   Notwithstanding anything to the contrary contained herein,
               (i) if the number of Shares that Plan Participants desire to purchase on a Purchase Date exceeds the number of Shares then available under the Plan, the Shares available shall be allocated among the Plan Participants in proportion to the amounts allocated by them for Share purchases during the monthly period (but no fractional Shares shall be issued); and (ii) no funds in a Participant's Account shall be applied to the purchase of Shares and no Shares hereunder shall be issued unless such Shares are covered by an effective registration statement under the Securities Act of 1933, as amended, or by an exemption from such registration.

          F. A Plan Participant may change the amount of his or her Retirement Plan payroll deduction allocation to the Plan (subject always to the limitations of this Plan) by completing and filing with the Company or the relevant subsidiary a new Authorization Form. The change shall become effective as soon as practicable after receipt of the Authorization Form by the Company's Human Resources Department in Rochester, New York or the relevant personnel department of a subsidiary. A Plan Participant may change the amount of his or her Retirement Plan payroll deductions in accordance with the terms of the Retirement Plan.

          10. Withdrawal from the Plan; Termination of Participation in the Plan.

          A. A Plan Participant may withdraw from the Plan at any time and for any reason by delivering a written notification of withdrawal to the Company. Any withdrawal shall become effective as soon as practicable after receipt of the written notification by the Company's department of Human Resources.

          B. A Plan Participant's participation in the Plan shall automatically terminate upon his or her ceasing to be a Participant in the Retirement Plan for any reason including death. A Plan Participant who has withdrawn from the Plan may recommence participation in the Plan by completing and filing with the Company a new Authorization Form.

          C. Upon withdrawal or termination of participation in the Retirement Plan, all amounts held in the Company Account of a Participant, and the then fair market value of any fractional share in the Participant's Participant Account, shall be delivered to or maintained by the Trustee for disposition in accordance with the Retirement Plan.

          D. A withdrawing or terminating Plan Participant who is an executive officer or director of the Company shall not be entitled to rejoin the Plan until the first day of the first quarterly period that commences after the expiration of six months form the date of termination of participation.

          11.  Non-transferability.

          The subscription rights granted hereunder may not be assigned, transferred or hypothecated.

          12.  Rights as a Shareholder.

          A Plan Participant shall have all the rights and privileges of a shareholder of the Company with respect to Shares purchased pursuant to the Plan (to the extent permitted by applicable law) on the date the Shares are issued.

          13.  Reports.

          Within 45 days after the last business day of March, June, September, and December, a report as to the status of Shares purchased and maintained in each Participant's Account in the first, second, third and fourth calendar quarters, respectively, will be sent to the Participant.

          14.  Adjustments.

          If there is any change in the outstanding Shares of the Company as a result of a stock dividend, stock split or combination of Shares or any other change, or exchange for other securities, by reclassification, reorganization, redesignation, merger, consolidation, or recapitalization or otherwise, the Board of Directors of the Company may make appropriate adjustments in the number and kind of Shares subject to the Plan, and to the kind of shares and prices per share or shares subject to outstanding subscription rights in order to preserve the relative benefits to Participants.

          15.  Amendment to the Plan.

          The Plan may be amended at any time by the Board of Directors in its sole discretion.

          16.  Effective Date; Termination of the Plan.

          This Plan shall become effective when duly authorized by the Board of Directors of the Company. The Company expects to continue the Plan until such time as the Shares reserved for issuance under the Plan have been sold. However, the Plan may be terminated by either the Board of Directors or the Committee at any time, in their respective discretion, and shall terminate automatically, without such action: (i) whenever a required registration statement under the Securities Act of 1933, as amended, is not in effect with respect to the Shares offered pursuant to the Plan; or (ii) whenever the maximum number of Shares which may be purchased pursuant to the Plan have been purchased.

          17.  Effect of Certain Provisions.

          With respect to persons subject to Section 16 of the 1934 Act, transactions under this plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the 1934 Act. To the extent any provision of the Plan or action by the Plan administrators fails to so comply, it shall be deemed to be null and void, to the extent permitted by law and deemed advisable by the Plan administrators.

          18.  Notices.

          All notices or other communications by a Plan Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received by the Human Resources Department of the Company or other person designated by the Company for the receipt of such notice or other communications, in the form and at the location specified by the Company.

          19.  Applicable Law.

          The interpretation, performance and enforcement to this Plan shall be governed by the laws of the State of New York.